Exhibit 99.3

ITEM 2.  PROPERTIES

Facilities.  As of March 31, 2006, ATK occupied manufacturing, assembly, warehouse, test, research, development, and office facilities having a total floor space of approximately 19.3 million square feet. These facilities are either owned or leased, or are occupied under facilities-use contracts with the U.S. Government.

As of March 31, 2006, ATK’s operating segments had significant operations at the following locations:

Mission Systems Group

Commerce, CA; Corona, CA; Goleta, CA; San Diego, CA; Santa Barbara, CA; Woodland Hills, CA; Clearwater, FL; Elkton, MD; Elk River, MN; Plymouth, MN; Iuka, MS; Albuquerque, NM; Ronkonkoma, NY; Dayton, OH; Horsham, PA; Tullahoma, TN; Fort Worth, TX ; Clearfield, UT; Ogden, UT; Rocket Center, WV

Ammunition Systems Group	Mesa, AZ; Oroville, CA; Lewiston, ID; Anoka, MN; Independence, MO; Radford, VA; Onalaska, WI
Launch Systems Group	Brigham / Promontory, UT; Magna, UT
Corporate	Edina, MN

The following table summarizes the floor space occupied by each operating segment as of March 31, 2006:

	Owned	Leased	Government Owned(1)	Total
	(thousands of square feet)
Mission Systems Group	727	2,581	1,189	4,497
Ammunition Systems Group	1,554	6	6,362	7,922
Launch Systems Group	5,215	856	767	6,838
Corporate	—	90	—	90
Total	7,496	3,533	8,318	19,347
Percentage of total	39%	18%	43%	100%

(1)           These facilities are occupied rent-free under facilities contracts that generally require ATK to pay for all utilities, services, and maintenance costs.

Land.  ATK also uses land that it owns or leases for assembly, test, and evaluation, including in Brigham, Corrine, and Magna, UT, which is used by the Launch Systems Group; and in Elk River, MN and Socorro, NM, which is used by the Mission Systems Group.

ATK personnel also occupy space at the following facilities that are not owned or operated by ATK: Marshall Space Flight Center, Huntsville, AL; Kennedy Space Center, Cape Canaveral, FL; Vandenburg Air Force Base, Vandenburg, CA; and Picatinny Arsenal, Picatinny, NJ.

ATK’s properties are well maintained and in good operating condition and are sufficient to meet ATK’s near-term operating requirements.